Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-134662 of Fidelity Income Fund on Form N-14 of our report dated December 13, 2005 relating to the financial statements and financial highlights of Fidelity Advisor Government Investment Fund, a fund of Fidelity Advisor Series II, for the year ended October 31, 2005, and to the references to us under the headings "Miscellaneous" in Proposal 2 and " Representations and Warranties of Advisor Government Investment" in Exhibit 2 in the Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts

July 20, 2006